Exhibit (a)(5)(xii)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

ALLAN WANAMAKER,
Plaintiff,	Civil Action No.
v.	COMPLAINT FOR VIOLATIONS
OF THE FEDERAL SECURITIES
LAWS
GENMARK DIAGNOSTICS, INC.,
KEVIN C. O’BOYLE, DARYL J.	JURY TRIAL DEMANDED
FAULKNER, JAMES FOX, LISA GILES, and MICHAEL KAGNOFF,
Defendants.

Plaintiff Allan Wanamaker (“Plaintiff”) by and through his undersigned attorneys, brings this action on behalf of himself and alleges the following based upon personal knowledge as to those allegations concerning Plaintiff and, as to all other matters, upon the investigation of counsel, which includes, without limitation: (a) review and analysis of public filings made by GenMark Diagnostics, Inc. (“GenMark” or the “Company”) and other related parties and non-parties with the United States Securities and Exchange Commission (“SEC”); (b) review and analysis of press releases and other publications disseminated by certain of the Defendants (defined below) and other related non-parties; (c) review of news articles, shareholder communications, and postings on GenMark’s website concerning the Company’s public statements; and (d) review of other publicly available information concerning GenMark and the Defendants.

NATURE OF THE ACTION

1. Plaintiff brings this action against the Company and members of the Company’s Board of Directors (the “Board” or the “Individual Defendants”) for violations of Sections 14(d)(4), 14(e) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(d)(4), 78n(e), 78t(a), and SEC Rule 14d-9, 17 C.F.R. §240.14d-9(d) (“Rule 14d-9”), in connection with the proposed acquisition of the Company via tender offer by Roche Holdings, Inc. (“Parent”) and Geronimo Acquisition Corp. (“Merger Sub,” and together with Parent, “Roche”) (the “Proposed Transaction”).

2. On March 12, 2021, GenMark entered into a definitive agreement and plan of merger with Roche (the “Merger Agreement”), pursuant to which Merger Sub commenced a tender offer (the “Tender Offer”) to purchase all outstanding shares of GenMark’s common stock for $24.05 per share. The Tender Offer will expire on April 21, 2021.

3. On March 25, 2021, the Company filed an incomplete and materially misleading recommendation statement with the SEC (the “Recommendation Statement”) on Form 14D9 in connection with the Proposed Transaction.

4. Accordingly, the failure to adequately disclose such material information constitutes a violation of Sections 14(d), 14(e) and 20(a) of the Exchange Act as GenMark stockholders need such information in order to make a fully informed decision whether to tender their shares in support of the Proposed Transaction.

5. As set forth more fully herein, Plaintiff seeks to enjoin Defendants from proceeding with the Proposed Transaction.

JURISDICTION AND VENUE

6. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 as Plaintiff alleges violations of Sections 14(d)(4), 14(e) and 20(a) of the Exchange Act

7. This Court has personal jurisdiction over all of the Defendants because each is either a corporation that conducts business in, solicits shareholders in, and/or maintains operations within, this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District. In addition, the Company’s common stock trades on the NASDAQ, which is headquartered in this District.

THE PARTIES

9. Plaintiff has been the owner of the common stock of GenMark since prior to the transaction herein complained of and continuously to date.

10. Defendant GenMark is a Delaware corporation with its principal executive offices located at 5964 La Place Court, Carlsbad, California 92008. The Company’s stock trades on the NASDAQ under the ticker “GNMK.”

11. Defendant Kevin C. O’Boyle (“O’Boyle”) is and has been the Chairman of the Board of GenMark at all times during the relevant time period.

12. Defendant Daryl J. Faulkner (“Faulkner”) is and has been a director of GenMark at all times during the relevant time period.

13. Defendant James Fox (“Fox”) is and has been a director of GenMark at all times during the relevant time period.

14. Defendant Lisa Giles (“Giles”) is and has been a director of GenMark at all times during the relevant time period.

15. Defendant Michael Kagnoff (“Kagnoff”) is and has been a director of GenMark at all times during the relevant time period.

16. Defendants O’Boyle, Faulker, Fox, Giles, and Kagnoff are collectively referred to herein as the “Individual Defendants.”

17. Defendant GenMark, along with the Individual Defendants, are collectively referred to herein as “Defendants.”

SUBSTANTIVE ALLEGATIONS

Background of the Company

18. GenMark is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics and reduce the total cost-of-care. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic sample-to-answer tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream and gastrointestinal infections.

The Company Announces the Proposed Transaction

19. On March 15, 2021, GenMark and Centre Lane issued a press release announcing that the Company had entered an agreement in connection with the Proposed Transaction. The press release stated, in pertinent part:

Basel, 15 March 2021—Roche (SIX: RO, ROG; OTCQX: RHHBY) and GenMark Diagnostics (NASDAQ: GNMK) today announced that they have entered into a definitive merger agreement for Roche to fully acquire GenMark at a price of US$ 24.05 per share in an all-cash transaction. This corresponds to a total transaction value of approximately US$ 1.8 billion on a fully diluted basis. This price represents a premium of approximately 43% to GenMark’s unaffected closing share price on February 10, 2021, the last trading day before a media report was published speculating about a potential sale process. The merger agreement has been unanimously approved by the boards of directors of GenMark and Roche. Once the acquisition is completed, GenMark’s principal operations will continue at its current location in Carlsbad, California, USA.

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all outstanding shares of GenMark’s common stock, and GenMark will file a recommendation statement containing the unanimous recommendation of the GenMark board that GenMark stockholders tender their shares to Roche.

GenMark’s syndromic panel testing portfolio will complement Roche’s current molecular diagnostics portfolio and the Roche global network will enable expanded reach for GenMark’s products. GenMark’s ePlex system drives lab efficiency through streamlined order-to-reporting workflow and enables better patient outcomes by rapidly diagnosing a patient’s symptoms. Infectious diseases are a leading cause of death globally, and earlier detection of the cause of an infection has been shown to improve patient outcomes and improve key hospital initiatives such as antibiotic stewardship and length of stay.

“Acquiring GenMark Diagnostics will broaden our molecular diagnostics portfolio to include solutions that can provide lifesaving information quickly to patients and their healthcare providers in the fight against infectious diseases,” said Thomas Schinecker, CEO Roche Diagnostics. “Their proven expertise in syndromic panel testing provides faster targeted therapeutic intervention, resulting in improved patient outcomes and reduced hospital stays, and will contribute to Roche’s commitment to helping control infectious diseases and antibiotic resistance. The rapid identification of bloodstream infections and the detection of antimicrobial resistance genes are more essential than ever for hospitals and their patients.”

“As a part of Roche, we can accelerate our mission to enable rapid diagnosis of infectious disease to improve patient outcomes. Together with Roche’s diagnostics healthcare solutions, we will be able to provide a full suite of molecular diagnostic solutions to customers around the world,” said Scott Mendel, CEO of GenMark Diagnostics. “We are thrilled to become a part of Roche and are confident that this is the right path forward for GenMark and our customers.”

GenMark’s Respiratory Pathogen Panels identify the most common viral and bacterial organisms associated with upper respiratory infection, including SARS-CoV-2, complementing Roche’s extensive portfolio of COVID-19 diagnostics solutions.

Terms of the Agreement

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all of the outstanding shares of GenMark’s common stock for US$ 24.05 per share in cash. Following the completion of the tender offer, Roche will acquire all remaining shares at the same price of US$ 24.05 per share in cash through a second step merger.

The transaction is expected to close in the 2nd quarter of 2021 and is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of GenMark’s common stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Citi is acting as financial advisor to Roche and Sidley Austin LLP is acting as legal counsel to Roche. J.P. Morgan Securities LLC is acting as exclusive financial advisor to GenMark and DLA Piper LLP is acting as legal counsel to GenMark.

FALSE AND MISLEADING STATEMENTS

AND/OR MATERIAL OMISSIONS IN THE RECOMMENDATION STATEMENT

20. On March 25, 2021, the Company authorized the filing of the Recommendation Statement with the SEC. The Recommendation Statement recommends that the Company’s stockholders tender their shares in favor of the Proposed Transaction.

21. Defendants were obligated to carefully review the Recommendation Statement prior to its filing with the SEC and dissemination to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresents and/or omits material information that is necessary for the Company’s shareholders to make informed decisions concerning whether to tender their shares in favor of the Proposed Transaction.

Material False and Misleading Statements or Material

Misrepresentations or Omissions Regarding Managements Projections

22. The Recommendation Statement contains financial projections prepared by senior members of GenMark’s management in connection with the Proposed Transaction, but fails to provide material information concerning such.

23. The SEC has repeatedly emphasized that disclosure of non-GAAP projections can be inherently misleading, and has therefore heightened its scrutiny of the use of such projections.1 Indeed, on May 17, 2016, the SEC’s Division of Corporation Finance released new and updated Compliance and Disclosure Interpretations (“C&DIs”) on the use of non-GAAP financial measures that demonstrate the SEC’s tightening policy.2 One of the new C&DIs regarding forward-looking information, such as financial projections, explicitly requires companies to provide any reconciling metrics that are available without unreasonable efforts.

24. In order to make management’s financial projections included in the Recommendation Statement materially complete and not misleading, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures.

[1]

See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), available at https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measuresthesecs evolving-views/; Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, available at http://www.nytimes.com/2016/04/24/business/fantasy-mathis-helping-companies-spin-ossesinto- profits.html?_r=0.

[2]

Non-GAAP Financial Measures, Compliance & Disclosure Interpretations, U.S. SECURITIES AND EXCHANGE COMMISSION (May 17, 2017), available at https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm.

25. Specifically, with respect to all of the Company’s applicable projections, the Company must disclose the line item projections for the financial metrics that were used to calculate the non-GAAP measures, including, but not limited to EBITDA

26. Disclosure of the above information is vital to provide investors with the complete mix of information necessary to make an informed decision when deciding whether to tender their shares in support of the Proposed Transaction. Specifically, the above information would provide shareholders with a better understanding of the analyses performed by the Company’s financial advisor in support of its opinion.

Material False and Misleading Statements or Material

Misrepresentations or Omissions Regarding J.P. Morgan’s Opinion Statement

27. The Recommendation Statement contains the financial analyses and opinion of J.P. Morgan Securities LLC (“J.P. Morgan”) concerning the Proposed Transaction but fails to provide material information concerning information such.

28. With respect to J.P. Morgan’s Public Trading Multiples analysis, the Recommendation Statement fails to disclose the individual multiples and metrics for the specific companies observed in the analysis.

29. With respect to J.P. Morgan’s Selected Transaction Analysis, the Recommendation Statement fails to disclose the individual multiples and metrics for the specific transactions observed in the analysis.

30. With respect to J.P. Morgan’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the Company’s terminal values; (ii) the inputs and assumptions underlying J.P. Morgan’s use of discount rates of 10.0% to 12.0%; (iii) the inputs and assumptions underlying J.P. Morgan’s application of perpetual growth rates of 2.5% to 3.5%; and (iv) the number of fully diluted Company outstanding shares.

31. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

32. Without the above described information, the Company’s shareholders are not fully informed with respect to the Proposed Transaction. Accordingly, in order to provide shareholders with a complete mix of information, the omitted information described above should be disclosed.

Material False and Misleading Statements or Material

Misrepresentations or Omissions Regarding the Sales Process

33. The Recommendation Statement contains information concerning the process leading up to the Proposed Transaction, but fails to include material information concerning such.

34. Specifically, the Recommendation Statement fails to disclose whether any interested parties entered into any “don’t ask, don’t waive” (“DADW”) provisions that would prevent the potential suitor from making a topping bid for the Company.

35. This information is material to shareholders in deciding whether to tender their shares in favor of the Proposed Transaction, as it would show whether or not a superior offer for the Company was available.

COUNT I

(Against All Defendants for Violations of Section 14(d)

of the Exchange Act and Rule 14d-9 Promulgated Thereunder)

36. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

37. Section 14(d)(4) of the Exchange Act and Rule 14d-9 promulgated thereunder makes it a requirement to make full and complete disclosure in connection with tender offers.

38. As discussed herein, the Recommendation Statement, while soliciting shareholder support for the Proposed Transaction, misrepresent and/or omit material facts concerning the Proposed Transaction.

39. Defendants prepared, reviewed, filed and disseminated the false and misleading Recommendation Statement to GenMark shareholders. In doing so, Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

40. The omissions and incomplete and misleading statements in the Recommendation Statement are material in that a reasonable shareholder would consider them important in deciding whether to tender their shares in favor of the Proposed Transaction. In addition, a reasonable investor would view such information as altering the “total mix” of information made available to shareholders.

41. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, Defendants were undoubtedly aware of this information and had previously reviewed it, including participating in the Proposed Transaction negotiation and sales process and reviewing GenMark’s financial advisor’s complete financial analyses purportedly summarized in the Recommendation Statement.

42. The Individual Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction.

43. GenMark is deemed negligent as a result of the Individual Defendants’ negligence in preparing and reviewing the Recommendation Statement.

44. Defendants knew that Plaintiff would rely upon the Recommendation Statement in determining whether to tender their shares in favor of the Proposed Transaction.

45. As a direct and proximate result of Defendants’ unlawful course of conduct in violation of Section 14(d)(4) of the Exchange Act and Rule 14d-9 promulgated thereunder, absent injunctive relief from the Court, Plaintiff will suffer irreparable injury by being denied the opportunity to make an informed decision as to whether to tender their shares in favor of the Proposed Transaction.

46. Plaintiff has no adequate remedy at law.

COUNT II

(Against All Defendants for Violation

Of Section 14(e) of the Exchange Act)

47. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

48. Defendants violated Section 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made false statements of material fact or failed to state all material facts that would be necessary to make the statements made, in light of the circumstances, not misleading, or engaged in deceptive or manipulative acts or practices, in connection with the Proposed Transaction.

49. Defendants knew that Plaintiff and the Company’s shareholders would rely upon their statements made in the Recommendation Statement in determining whether to tender shares in favor of the Proposed Transaction.

50. As a direct and proximate result of Defendants’ unlawful course of conduct in violation of Section 14(e) of the Exchange Act, absent injunctive relief from the Court, Plaintiff will suffer irreparable injury by being denied the opportunity to make an informed decision as to whether to tender their shares in favor of the Proposed Transaction.

COUNT III

(Against the Individual Defendants for

Violations of Section 20(a) of the Exchange Act)

51. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

52. The Individual Defendants acted as controlling persons of GenMark within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of GenMark, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

53. Each of the Individual Defendants were provided with or had unlimited access to copies of the Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

54. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations alleged herein, and exercised the same. The Recommendation Statement contain the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Recommendation Statement.

55. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the Exchange Act, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons and the acts described herein, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act.

56. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

57. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. Directing the Individual Defendants to disseminate an Amendment to the Recommendation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

C. Directing Defendants to account to Plaintiff for the damages sustained because of the wrongs complained of herein;

D. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

E. Granting such other and further relief as this Court may deem just and proper.

DEMAND FOR TRIAL BY JURY

Plaintiff hereby demands a trial by jury.

Dated: April 6, 2021		Respectfully submitted,

	By:	/s/ Joshua M. Lifshitz
Joshua M. Lifshitz

Email: jml@jlclasslaw.com

LIFSHITZ LAW FIRM, P.C.
1190 Broadway
Hewlett, New York 11557
Telephone: (516) 493-9780
Facsimile: (516) 280-7376

Attorneys for Plaintiff